Exhibit 99.2

CONTACTS:	Metro One Telecommunications, Inc.
Gary Henry, Chief Executive Officer
(503) 643-9500

Financial Dynamics

Brendan Lahiff (Investors)

(415) 293-4425

METRO ONE ANNOUNCES ELECTION OF KENNETH D. PETERSON, JR.

AS CHAIRMAN OF THE BOARD

PORTLAND, Oregon – July 3, 2007 – Metro One Telecommunications, Inc. (Nasdaq: INFO), a developer and provider of Enhanced Directory Assistance® and other information services, today announced that Kenneth D. Peterson, Jr. was elected Chairman of the Board of Directors at a meeting of the Board held June 28, 2007. Mr. Peterson is Chairman and Chief Executive Officer of Columbia Ventures Corporation, an investment firm that has held a significant ownership position in Metro One since February 2005. As previously announced, Columbia Ventures was the lead investor in the first stage of a financing transaction that closed on June 5, 2007, at which time Mr. Peterson was elected to the Board of Directors.

At this meeting of the Board, Mr. Peterson waived for the present time any cash or equity compensation to which he might otherwise be entitled as a member of the Board of Directors or any committee of the Board and as Chairman of the Board. Mr. Elchanan (Nani) Maoz, a director and Chairman and Chief Executive Officer of Maoz Everest Fund Management Ltd., the general partner of the other investor in the financing transaction, also waived for the present time any cash or equity compensation to which he might otherwise be entitled as a member of the Board of Directors or any committee of the Board. They will continue to be reimbursed for out-of-pocket expenses. The Compensation Committee was asked to review the Company’s policy regarding director compensation and report to the Board.

In additional Board action, Mr. Jonathan A. Ater was appointed Chair of the Corporate Governance and Nominating Committee. Mr. Ater had also been elected to the Board of Directors on June 5, 2007.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other information services. The Company operates call centers located in the United States.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties.